UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Figure Certificate Company

Address of Principal Business Office (No. & Street, City, State, Zip Code):

650 California Street, Suite 2700, San Francisco, CA 94108

Telephone Number (including area code): (310) 592-0097

Name and address of agent for service of process:

Corporation Service Company
251 Little Falls Road, Wilmington, DE 19808

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X]  NO [ ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of San Francisco and state of California on the 24th day of
October, 2023.

Signature FIGURE CERTIFICATE COMPANY
(Name of Registrant)

BY /s/ Michael S. Cagney
Michael S. Cagney, CEO

Attest: /s/ Jeremy Moorehouse
Jeremy Moorehouse, General Counsel

2